UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2017

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 441-5515

(Registrant’s telephone number, including area code)

1401 Seventeenth Street, Suite 1000

Denver, Colorado 80202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On April 28, 2017, Centennial Resource Production, LLC (“CRP”), a Delaware limited liability company and a subsidiary of Centennial Resource Development, Inc. (“Centennial”), a Delaware corporation, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with GMT Exploration Company LLC, a Delaware limited liability company (“GMT”), pursuant to which CRP will acquire from GMT certain undeveloped acreage and producing oil and gas properties in the core of the Northern Delaware Basin (the “Properties”) for a cash purchase price of approximately $350 million, subject to purchase price adjustments, including, among others, adjustments for certain title defects and environmental defects asserted prior to May 25, 2017 (the “Acquisition”).

Under the Purchase and Sale Agreement, the effective date for the Acquisition is April 1, 2017 and the closing of the Acquisition (the “Closing”) is expected to occur on or about June 8, 2017.  The Closing is subject to the completion of satisfactory title and environmental due diligence and other customary closing conditions, including, among others, (a) the absence of certain legal impediments to the consummation of the Acquisition; (b) the parties’ performance, in all material respects, of their respective obligations under the Purchase and Sale Agreement; (c) the material accuracy of the parties’ representations and warranties as of the Closing; and (d) the entry into a transition services agreement by and between CRP and GMT pursuant to which, among other things, GMT will provide certain land administration, accounting, marketing and operational services to CRP for a period of up to 90 days following the Closing.

The Purchase and Sale Agreement contains customary representations, warranties and covenants.  From and after the Closing, CRP and GMT have agreed to indemnify each other against certain losses resulting from any breach of their representations, warranties or covenants contained in the Purchase and Sale Agreement, subject to certain customary limitations and survival periods.  Additionally, from and after the Closing, GMT has agreed to indemnify CRP for certain identified retained liabilities related to the Properties, subject to certain survival periods, and CRP has agreed to indemnify GMT for certain assumed obligations related to the Properties.

The Purchase and Sale Agreement may be terminated, subject to certain exceptions, (i) upon mutual written consent of CRP and GMT, (ii) if the Closing has not occurred by June 23, 2017, (iii) for certain material breaches of representations and warranties or covenants that remain uncured or (iv) upon the occurrence of certain other events specified in the Purchase and Sale Agreement.

The foregoing summary of the Purchase and Sale Agreement and the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, a copy of which is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Credit Agreement Amendment

On April 28, 2017, CRP entered into that certain Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment”), which amends the Amended and Restated Credit Agreement, dated as of October 15, 2014, among CRP, each of the lenders and guarantors from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent (as amended, the “Credit Agreement”).

The Fourth Amendment increases the borrowing base under the Credit Agreement from $250,000,000 to $350,000,000.

Item 2.02 Results of Operations and Financial Condition.

On May 1, 2017, Centennial issued a press release announcing the execution of the Purchase and Sale Agreement and certain operating results for the first quarter of 2017. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 2.02 and Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information with set forth under “Item 1.01. Entry into a Material Definitive Agreement—Credit Agreement Amendment” is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

The information set forth under Item 2.02 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: May 1, 2017
	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

Exhibit Index

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated April 28, 2017, between GMT Exploration Company LLC and Centennial Resource Production, LLC*

10.1

Fourth Amendment to Amended and Restated Credit Agreement, dated as of April 28, 2017, by and among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and guarantors party thereto

99.1	Press Release issued by Centennial Resource Development, Inc., dated May 1, 2017

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Centennial hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.